UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2026

REGENXBIO Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37553	47-1851754
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9804 Medical Center Drive
Rockville, Maryland		20850
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (240) 552-8181

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RGNX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 18, 2026, REGENXBIO Inc. (the “Company”) entered into a Settlement and Release Agreement (the “Settlement Agreement”) with GlaxoSmithKline LLC (“GSK”) to resolve non-binding mediation related to the License Agreement dated March 6, 2009, as amended on April 15, 2009, between GSK and the Company (as amended, the “GSK-REGENXBIO Sublicense”).

As previously disclosed, the Company was notified of a dispute with GSK over the amount of sublicense fees paid by the Company to GSK under the GSK-REGENXBIO Sublicense. Pursuant to the terms of the Settlement Agreement, the Company will make a payment of $10.0 million to GSK within three business days of the Settlement Agreement effective date for alleged underpayment of sublicense fees on amounts received by the Company from sublicensees, including royalties.

The Settlement Agreement includes mutual releases of (a) all past claims arising out of or related to the GSK-REGENXBIO Sublicense and (b) certain specified types of future claims arising out of or related to the GSK-REGENXBIO Sublicense. The Company will continue to pay GSK amounts received from sublicensees pursuant to existing sublicense agreements, utilizing the Company’s existing allocation methodology.

The foregoing description of the terms of the Settlement Agreement does not purport to be complete and is qualified in its entirety by the full text of such agreement. The Company intends to file a copy of the Settlement Agreement with its Quarterly Report on Form 10-Q for the quarter ending March 31, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENXBIO INC.

Date:	March 20, 2026	By:	/s/ Patrick J. Christmas II
Patrick J. Christmas II Executive Vice President, Chief Strategy & Legal Officer